CINergy Corp.
THE CINCINNATI GAS & ELECTRIC CO.
PSI ENERGY INC.


CG&E Media Contact:     Steve Brash  513/287-2226 (w)  513/231-6895 (h)
CG&E Investor Contact:  Bill Sheafer  513/287-3852

PSI Media Contact:      Angeline Protogere  317/838-1338 (w)  317/298-3090 (h)
                        Rob Norris  317/838-1181 (w)  317/388-8037 (h)
PSI Investor Contact:   Renae Conley 317/838-1157


FOR IMMEDIATE RELEASE--Oct. 24, 1994


                       CG&E, PSI Complete CINergy Merger



The Cincinnati Gas & Electric Company (NYSE:CIN) and PSI Resources Inc. (NYSE:PIN) announced today they have officially closed their merger creating CINergy Corp. as the holding company for CG&E and PSI Energy.

"We made official today a partnership that brings together the best of two successful companies," said CINergy Chairman and Chief Executive Officer Jackson H. Randolph. "For our customers, shareholders, and respective states, our combination means we're in a strong position to keep rates low and our companies competitive with the nation's energy providers."

Said James E. Rogers, CINergy's vice chairman, president and chief operating officer, "CINergy is a reality today because CG&E and PSI tenaciously pursued a vision of a company that would create the most value for our customers and shareholders in a changing, more competitive industry. We will be just as determined now to operate a company that will deliver more than $1.5 billion dollars for customers and shareholders."

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CG&E, PSI complete CINergy merger
Oct. 24, 1994
Page 2


CINergy expects to realize its savings over the next 10 years. A large part of those savings comes from areas such as construction. Because CG&E and PSI will now be operating jointly, the companies are able to defer plans for a coal-fired baseload plant CG&E had planned for the early 2000s and a peaking unit PSI had planned for 1995.

CINergy plans to file soon with the Securities and Exchange Commission a formal notification that it will be a registered holding company under the Public Utility Holding Company Act of 1935. CG&E and PSI Energy will remain incorporated in Ohio and Indiana respectively as subsidiaries of CINergy. PSI Resources Inc., the former holding company for PSI Energy, has been replaced by CINergy. CINergy's offices will be in Cincinnati, but corporate functions will be divided between both Indiana and Ohio.

CG&E and PSI customers will see few--if any--differences in their utility companies now that we are part of CINergy. They will continue to see the same company name, vehicles, meter readers and commitment to high-quality service. The combined company will be a stronger regional energy company, but one still responsive to local needs and state regulators.

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CG&E, PSI complete CINergy merger
Oct. 24, 1994
Page 3


As of Oct. 25, CINergy common stock will be listed on the New York Stock Exchange with the symbol CIN. Trading of CG&E and PSI common stock ended with the close of the market today.

The CINergy board of directors, which was elected today, approved a partial CINergy common stock dividend of 10.28 cents per share. The amount was determined by prorating CINergy's 43-cent per share quarterly dividend for the remainder of the quarter ending Nov. 15. The dividend is payable Nov. 15 to shareholders of record as of Nov. 3. This will be in addition to, but paid separately from, the prorated dividends of 32.72 cents per share for CG&E stock and 18.05 cents per share for PSI stock announced last week. The final CG&E and PSI prorated dividends are payable Nov. 8.

The exchange rate for CG&E shares will be one for one, while the exchange rate under the merger agreement for PSI shares will be 1.023 shares of CINergy stock for each share of PSI. Shareholders of CG&E and PSI will be sent more information in the next week to 10 days about the process for exchanging their current common stock certificates for new CINergy certificates. Shareholders should not send in their stock certificates until they receive the exchange instructions.

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CG&E, PSI complete CINergy merger
Oct. 24, 1994
Page 4


CINergy is now the 13th largest investor-owned electric utility in the United States in terms of electric generating capability. It will serve approximately 1.3 million electric customers and 420,000 gas customers in a 25,000 square-mile area of Ohio, Indiana and Kentucky.


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